Atwood Minerals & Mining Corp.
1400 OLD COUNTRY ROAD, SUITE 206
WESTBURY, NEW YORK 11590

As of April __, 2010

Jonathan Kossman
Slades Paddock
East Coker, Yeovil, Somerset BA22 9JY

Dear Mr. Kossman:

We are delighted to extend to you this offer of full time employment with Atwood Minerals & Mining Corp., a Nevada corporation (the “Company”), as President – Phreadz division.  The purpose of this letter is to inform you of the terms of this full time employment offer, including reporting relationships, compensation and employee benefits.  This letter supersedes any and all other offers and agreements made to you either verbally or in writing, each of which, if any, shall be deemed automatically terminated and of no further force or effect upon your execution of this offer letter.

POSITION:	“President – Phreadz division”

You will be employed in the position noted above.  You shall perform your duties consistent with your experience and abilities in furtherance of the Company’s interests and shall devote your full business time, attention, skill and energy to the business and affairs of the Company during the Term and the Company will be entitled to all of the benefits and profits arising from or incident to all such work and services.

REPORTS TO:	The Company’s Board of Directors and Chief Executive Officer.

TERM:
The initial term of this employment shall commence on April __, 2010 and shall continue thereafter for a period of two (2) years unless earlier terminated pursuant to the terms hereof.  Upon expiration of the initial term, this employment letter shall automatically renew for successive one (1) year periods unless either party terminates this employment by written notice at least thirty (30) days prior to the expiration of the then applicable term.  The initial term and any renewal thereof are referred to herein as the “Term.”

BASE SALARY:
This is an exempt position, which means this is a salaried position.  As of the Effective Date, you will receive a base monthly salary of Ten Thousand Dollars ($10,000) (the “Base Salary”), and payable in accordance with the Company’s standard pay periods, and subject to all applicable state and Federal taxes and withholdings.

CASH BONUS:	You will be eligible to receive a cash bonus, at the discretion of the Company’s Board of Directors based on criteria to be established by the Board.

REPRESENTATIONS:
You hereby acknowledge and agree that effective upon execution of this Agreement and the closing of the Securities Purchase Agreement by and among the Company, Phreadz USA LLC (“Phreadz”) and the members of Phreadz (the “Phreadz Purchase Agreement”) that  the Consulting Agreement dated May 11, 2009 by and between you and Phreadz shall be terminated and of no further force and effect and you hereby waive any rights you may have had and shall have no further rights thereunder.

You hereby represent and warrant that (i) you have carefully reviewed and considered the risk factors discussed in the “Risk Factors” attached as Exhibit D to the Phreadz Purchase Agreement (which Risk Factors set forth the risks of the Company on a consolidated basis after giving effect to the consummation of both the Phreadz Purchase Agreement and the Securities Purchase Agreement by and among the Company, Universal Database of Music USA LLC and the members thereof) (ii) you have been furnished with or has have the opportunity to acquire, and to review copies of all of the Company’s publicly available documents and (iii) you understand that if the Company does not receive sufficient funding, it may not be able to pay you the compensation due under this Agreement.

EQUITY INCENTIVE
GRANTS:
Following the twelve (12) month anniversary of your employment with the Company, you will be eligible to receive future grants of equity units in the Company pursuant to the Company’s equity incentive plan, at the discretion of the Company’s board of directors, upon the satisfaction of milestones to be established.

BENEFITS:
You will, during the Term of your employment with the Company, be permitted to participate in such employee benefit plans of the Company that may be in effect from time to time and that are offered to the Company’s other similarly situated, full-time employees to the extent you are eligible under the terms of those plans.  These plans can be changed at the Company’s discretion and with or without the appropriate notices, if any, as mandated by State or Federal Laws.

VISA SPONSORSHIP:	During the term of your employment, the Company will provide the required sponsorship for your H-1B Visa under the United States Immigration & Nationality Act.

VACATION; HOLIDAYS:
You will be entitled to two (2) weeks paid vacation time each calendar year in accordance with the vacation policies of the Company in effect for its senior executive, full-time employees from time to time.  You will also be entitled to the paid holidays set forth in the Company’s policies.

TERMINATION FOR
CAUSE:
Your employment may be terminated for Cause.  For purposes of this Agreement, a termination for “Cause” shall mean the commission by you of an act or omission which constitutes one or more of the following: (a) a conviction of or pleading of no contest or guilty to any felony under the laws of the United States or any state or political subdivision thereof, (b) fraud, willful neglect, gross or reckless misconduct in the performance of your duties with respect to the Company or its affiliates or subsidiaries, (c) your willful failure to follow proper and reasonable instructions of the Company’s Board of Directors; (d) any intentional misuse or intentional disclosure by your of material confidential information or trade secrets of the Company (or its affiliates or subsidiaries thereto) for purposes not related to or reasonably in the best interests of the Company, as applicable, that adversely effects the business or affairs of the Company in a material manner; or (e) conduct that is a breach of fiduciary duty, self-dealing or conflict of interest that has a material adverse effect on the business of the Company and, if curable, is not cured by the Purchaser within thirty (30) days after receipt of written notice thereof from the Company.

LOYAL AND
CONSCIENTIOUS
PERFORMANCE:
You agree that to the best of your ability and experience, you will at all times loyally and conscientiously perform all job duties and obligations to the reasonable satisfaction of the Company.  While employed by the Company, you will devote all of your entire business time, attention, skill and energy to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice.  You will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Company’s Board of Managers.  You will act in the best interest of the Company at all times.

CONFIDENTIALITY
AGREEMENT:
Due to the nature of the Company’s business and investment in research, marketing, and sales plans, you will be required to sign the Company’s standard form of Employee Confidentiality and Assignment of Creative Works Agreement as a condition of employment in the form attached hereto as Exhibit A.  The Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination or expiration of the Term of your employment in accordance with its terms.

NON-SOLICITATION:
You understand and agree that the Company’s employees and any information regarding the Company’s employees are confidential and constitute trade secrets.  Accordingly, you agree that during the Term of your employment, and for a period of one (1) year following the termination thereof, you will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company; provided, however, that you being named as a referral on the resume of a Company employee and you responding to inquiries resulting therefrom, or the placing of an ad or general solicitation in a newspaper or other media, shall not violate this section.  You agree that this covenant is reasonable with respect to its duration, geographical area and scope.  You acknowledge that your breach of the covenants contained in this section would cause irreparable injury to the Company and agree that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

[Signature Page Follows]

Please indicate your acceptance of our offer by signing the enclosed original of this letter and returning it to me within five (5) calendar days.  Signing this letter also signifies your understanding that this letter sets out our entire agreement between you and the Company, which can only be modified by a written agreement, signed by a duly authorized representative of the Company.  This offer letter will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.  This offer letter shall be binding upon and inure to the benefit of the Company’s successors and assigns.

On your first day of employment, you will be asked to verify employment eligibility for immigration and naturalization purposes. In some instances, depending upon your assignment, this may be required prior to actual employment date.

We look forward to your association with the Company.

If you have any questions please feel free to call me at the number set forth above.

Sincerely;

ATWOOD MINERALS & MINING CORP.

By:
Name:
Its:

I hereby agree to the terms and conditions of this Employment Offer of Atwood Minerals & Mining Corp.

JONATHAN KOSSMAN

[Signature Page to Offer of Employment]

EXHIBIT A
CONFIDENTIALITY AGREEMENT

(see attached)